Exhibit 99.1

OPNET Announces Financial Results for Third Quarter of Fiscal 2009

Revenue of $31.5 million

Operating Margin of 9.0%

Diluted earnings per share of $0.10

BETHESDA, MD—February 4, 2009—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of solutions for managing networks and applications, today announced that revenue for the third fiscal quarter, ended December 31, 2008, was $31.5 million, compared to $26.0 million for the same quarter in the prior fiscal year. Diluted earnings per share for the third quarter of fiscal 2009 were $0.10, compared to diluted earnings per share of negative $0.06 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are pleased to have achieved solid quarterly performance in a challenging economic environment. We generated $31.5 million in revenue, produced operating margin of 9%, and grew deferred revenue to $31 million. During the end of December, we saw a number of deals get postponed, including some large ones, as a result of budgetary constraints.”

Cohen further commented, “We continue to see strong demand for our end-to-end application performance management solutions; however, we expect sales cycles to lengthen as certain customers contend with tightening budgets in light of the continued recession. Despite the challenging economic environment, we believe the strong demand for our application performance management solutions will enable us to grow market share.”

The Company’s third quarter fiscal 2009 financial results are presented below. The non-GAAP results exclude the income statement effects of stock-based compensation and acquisition-related amortization of intangible assets. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement table following the text of the press release. For further information, please refer to the section of the press release titled, “Use of Non-GAAP Measures.”

GAAP Financial Highlights for the Third Quarter of Fiscal 2009:

•

Grew revenue year-over-year 21.1% to $31.5 million from $26.0 million for the same quarter of fiscal 2008. Revenue for the quarter decreased sequentially 2.6% from $32.4 million for the second quarter of fiscal 2009.

•

License revenue increased year-over-year by 32.8% to $13.6 million from $10.2 million for the same quarter of fiscal 2008. License revenue for the quarter decreased sequentially 3.1% from $14.0 million for the second quarter of fiscal 2009.

•

Ended the quarter with deferred revenue of $31.0 million, a 16.6% increase year-over-year from $26.5 million at the end of the same quarter of fiscal 2008 and a 4.4% increase sequentially from $29.7 million at the end of the second quarter of fiscal 2009.

•

Gross profit increased year-over-year to $23.6 million from $19.1 million for the same quarter of fiscal 2008. Gross profit decreased sequentially from $24.5 million in the second quarter of fiscal 2009.

•

Operating income increased year-over-year to $2.8 million from negative $2.3 million for the same quarter of fiscal 2008. Operating income decreased sequentially from $3.1 million in the second quarter of fiscal 2009.

•	Operating margin increased year-over-year to 9.0% from negative 9.0% for the same quarter of fiscal 2008. Operating margin decreased sequentially from 9.6% in the second quarter of fiscal 2009.

Non-GAAP Financial Highlights for the Third Quarter of Fiscal 2009:

•

Non-GAAP gross profit increased year-over-year to $24.2 million from $19.7 million for the same quarter of fiscal 2008. Non-GAAP gross profit decreased sequentially from $25.1 million in the second quarter of fiscal 2009.

•

Non-GAAP operating income increased year-over-year to $3.8 million from negative $1.3 million for the same quarter of fiscal 2008. Non-GAAP operating income decreased sequentially from $4.2 million in the second quarter of fiscal 2009.

•

Non-GAAP operating margin increased year-over year to 12.0% from negative 5.0% for the same quarter of fiscal 2008. Non-GAAP operating margin decreased sequentially from 13.0% in the second quarter of fiscal 2009.

•

Non-GAAP net income increased year-over-year to $2.6 million from negative $360 thousand for the same quarter of fiscal 2008. Non-GAAP net income decreased sequentially from $2.7 million in the second quarter of fiscal 2009.

Fourth Quarter Fiscal Year 2009 Financial Outlook

OPNET currently expects fiscal 2009 fourth quarter GAAP revenue to be between $29 million and $33.5 million, and GAAP diluted earnings per share to be between negative $0.01 and positive $0.11. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Wednesday, February 4, 2009 at 5:00 pm ET to review financial results for the third quarter of fiscal 2009.

To listen to the OPNET investor conference call:

•	Call 877-719-9801 in the U.S. or 719-325-4832 for international callers, or

•	Use the webcast at www.opnet.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•

Call the replay phone number at 888-203-1112 or 719-457-0820 for international callers. For replay, enter passcode # 3625349. The replay will be available from 8:00 pm ET February 4, 2009 through 11:59 pm ET February 11, 2009.

•	The webcast will be available at www.opnet.com, archived for seven days.

Use of Non-GAAP Measures

OPNET uses a variety of financial measures that are not in accordance with generally accepted accounting principles, or GAAP, as supplemental measures to GAAP to evaluate its operational performance. These financial measures, which include non-GAAP gross profit, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted earnings per share, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is also included below.

Management uses non-GAAP financial measures (a) to evaluate OPNET’s historical and prospective financial performance as well as its performance relative to its competitors, and (b) to measure operational profitability and the accuracy of forecasting. In addition, many financial analysts who follow OPNET focus on and publish both historical results and future projections based on non-GAAP financial measures. OPNET believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of OPNET’s competitors and may not be directly comparable to similarly titled measures of OPNET’s competitors due to potential differences in the exact method of calculation. OPNET compensates for these limitations by using these non-GAAP financial measures only as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Amortization of intangibles and its related tax impact. OPNET incurs amortization of intangibles related to various acquisitions it has made in recent years. This amortization is included in its GAAP presentation of cost of revenue — amortization of acquired technology and customer relationships and operating expenses — research and development. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP gross profit, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of OPNET because these costs are fixed at the time of an acquisition, are then amortized over a period of three to five years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of OPNET during the applicable time period after a given acquisition, and it excludes such expenses when evaluating OPNET’s financial performance.

Stock-based compensation expense and its related tax impact. OPNET incurs expense related to stock-based compensation, which is included in its GAAP presentation of cost of revenue — software license updates, technical support and services, cost of revenue — professional services, operating expenses —research and development, operating expenses — sales and marketing and operating expenses — general and administrative. Although stock-based compensation is an expense of OPNET and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP gross profit, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of OPNET. Specifically, OPNET excludes stock-based compensation during its quarterly and annual assessments of OPNET’s and management’s performance. In evaluating the performance of senior management, stock-based compensation is excluded from expenditure and profitability results.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of solutions for managing networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements, including comments concerning expected revenue and earnings per share for the fourth quarter of fiscal 2009, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. Factors that may cause OPNET’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” of OPNET’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the Securities and Exchange Commission on June 9, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
Revenue:
New software licenses	$13,578	$10,224	$40,525	$28,550
Software license updates, technical support, and services	11,078	8,889	32,034	25,573
Professional services	6,859	6,904	21,408	20,217

Total revenue	31,515	26,017	93,967	74,340

Cost of revenue:
New software licenses	1,208	370	2,384	733
Software license updates, technical support, and services	1,223	1,066	3,496	3,305
Professional services	4,911	4,886	15,992	13,778
Amortization of acquired technology and customer relationships	543	604	1,700	933

Total cost of revenue	7,885	6,926	23,572	18,749

Gross profit	23,630	19,091	70,395	55,591

Operating expenses:
Research and development	7,341	7,190	23,045	19,993
Sales and marketing	10,691	10,744	31,615	28,859
General and administrative	2,766	3,503	8,837	8,933

Total operating expenses	20,798	21,437	63,497	57,785

Income (loss) from operations	2,832	(2,346)	6,898	(2,194)
Interest and other income, net	265	902	1,060	2,953

Income before provision (benefit) for income taxes	3,097	(1,444)	7,958	759
Provision (benefit) for income taxes	1,135	(132)	3,155	123

Net income (loss)	$1,962	$(1,312)	$4,803	$636

Basic net income (loss) per common share	$0.10	$(0.06)	$0.24	$0.03

Diluted net income (loss) per common share	$0.10	$(0.06)	$0.23	$0.03

Basic weighted average common shares outstanding	20,315	20,273	20,267	20,389

Diluted weighted average common shares outstanding	20,652	20,273	20,578	20,711

OPNET TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,
	2008	2007	2008
GAAP gross profit	$23,630	$19,091	$24,527
Stock-based compensation expense	30	36	36
Amortization of intangibles	543	604	578

Non-GAAP gross profit	$24,203	$19,731	$25,141

GAAP income (loss) from operations	$2,832	$(2,346)	$3,121
Stock-based compensation expense	363	362	410
Amortization of intangibles	593	686	662

Non-GAAP income (loss) from operations	$3,788	$(1,298)	$4,193

GAAP net income (loss)	$1,962	$(1,312)	$2,034
Stock-based compensation expense	363	362	410
Amortization of intangibles	593	686	662
Provision for income tax	(348)	(96)	(446)

Non-GAAP net income (loss)	$2,570	$(360)	$2,660

Diluted net income (loss) per common share:
GAAP	$0.10	$(0.06)	$0.10

Non-GAAP	$0.12	$(0.02)	$0.13

Diluted weighted average common shares outstanding
GAAP and Non-GAAP	20,652	20,273	20,682

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	December 31, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$88,798	$71,410
Marketable securities	—	7,451
Accounts receivable, net	24,681	20,780
Unbilled accounts receivable	5,820	5,366
Inventory	163	319
Deferred income taxes, prepaid expenses and other current assets	3,227	3,627

Total current assets	122,689	108,953

Marketable securities	—	6,968
Property and equipment, net	13,905	10,884
Intangible assets, net	6,715	8,633
Goodwill	14,639	14,639
Deferred income taxes and other assets	4,827	3,461

Total assets	$162,775	$153,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$790	$489
Accrued liabilities	11,302	8,555
Other income taxes	279	658
Deferred rent	327	326
Deferred revenue	28,404	28,722

Total current liabilities	41,102	38,750

Accrued liabilities	59	59
Deferred rent	2,671	1,762
Deferred revenue	2,561	1,772
Other income taxes	484	550

Total liabilities	46,877	42,893

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	92,351	89,878
Retained earnings	39,641	34,838
Accumulated other comprehensive (loss) income	(978)	160
Treasury stock, at cost	(15,144)	(14,259)

Total stockholders’ equity	115,898	110,645

Total liabilities and stockholders’ equity	$162,775	$153,538